                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                SCHLOTZSKY'S, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                               SCHLOTZSKY'S, INC.
                             200 WEST FOURTH STREET
                               AUSTIN, TEXAS 78701



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 30, 1997


Dear Shareholder:

     You are invited to attend the 1997 Annual Meeting of the Shareholders of Schlotzsky's, Inc., a Texas corporation (the "Company") to be held at the Four Seasons Hotel, 98 San Jacinto Blvd., Austin, Texas on Friday, May 30, 1997, at 9:00 a.m., central standard time. Following a report on the Company's business operations, shareholders will act on the following:

1. The election of three directors to the Board of Directors to serve until the 2000 Annual Meeting of Shareholders or until their successors have been duly elected or appointed;

2. The ratification and approval of the Third Amended and Restated 1993 Stock Option Plan thereby, among other things, increasing the number of shares available under the Plan to 800,000; and

3. The ratification and approval of the Board's selection of Coopers & Lybrand, L.L.P. to serve as the Company's auditors for the 1997 fiscal year.

     Your Board urges you to vote FOR the nominees to the Board, FOR the approval of the Third Amended and Restated 1993 Stock Option Plan and FOR the ratification of the selection of the Company's auditors. The enclosed Proxy Statement includes information relating to these matters. Additionally, shareholders may be asked to transact such other business as may properly come before the meeting.

     All shareholders of record as of the close of business on April 24, 1997 are entitled to notice of and to vote at the meeting. At least a majority of the outstanding shares of the Company is required to be present at the meeting or represented by proxy to constitute a quorum.

     The Board of Directors and management sincerely desire your presence at the meeting. Even if you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy. If you attend the meeting after having returned the accompanying proxy, you may revoke your proxy, if you wish, and vote in person.

                                       By Order of the Board of Directors



                                       JOHN C. WOOLEY
                                       Chairman of the Board and President

Dated April 30, 1997
Austin, Texas

                                SCHOTZSKY'S, INC.
                              200 W. FOURTH STREET
                               AUSTIN, TEXAS 78701

                                 PROXY STATEMENT

                                  INTRODUCTION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Schlotzsky's, Inc. (the "Company") to be used at the Annual Meeting of Shareholders to be held May 30, 1997, at 9:00 a.m. central daylight time, in the Four Seasons Hotel, located at 98 San Jacinto Blvd., Austin, Texas 78701, and any adjournments thereof. All shares represented by proxies will be voted at the meeting in the manner directed thereon or, if no directions are made, the shares represented by such proxies will be voted FOR the election of the named directors as noted on the enclosed proxy, IN FAVOR of approval of the Third Amended and Restated 1993 Stock Option Plan (the "Amended Option Plan"), and FOR the ratification and approval of the selection of auditors made by the Board of Directors. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that as to any such other matters, votes may be cast pursuant to the proxies in accordance with the judgment of the person or persons acting thereunder. Any shareholder giving a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting their shares in person or by giving written notice to Jeffrey
J. Wooley, Secretary of the Company, at 200 W. Fourth Street, Austin, Texas 78701, stating that the proxy has been revoked.

     This proxy statement is first being mailed to the shareholders of the Company on or about April 30, 1997. It is contemplated that solicitation of proxies will be by use of the mails only, but directors, officers and regular employees of the Company may solicit the return of proxies in person, or by telephone or telecopy. Such directors, officers and employees will not receive additional remuneration, other than out-of-pocket expenses, with respect to solicitation of proxies. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners of shares to request authority for execution of the proxies and will be reimbursed for their expenses. The Company will pay all costs of this solicitation of proxies from its shareholders.

     The close of business on April 24, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of such date, there were 5,548,672 shares of Company common stock, no par value ("Common Stock"), issued and outstanding and entitled to vote at the meeting.

     The presence in person or by proxy of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum at the meeting. Each outstanding share of Company Common Stock is entitled to one vote on each matter properly presented at the meeting and a majority vote of the shares present in person or by proxy at the meeting will be required to approve each matter. Shares of Common Stock held by the Company or any subsidiary of the Company will not be considered present or entitled to vote.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership, as of the close of business on April 24, 1997, of shares of Common Stock by each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, each current director of the Company, each named executive officer (as defined below), and all current directors and executive officers of the Company as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 and represents the number of shares of Common Stock for which a person, directly or indirectly, through any contract, management, understanding, relationship or otherwise, has or shares voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, and includes shares which may be acquired within 60 days after April 24, 1997. The percentages are based upon 5,548,672 shares outstanding as of April 24, 1997.


                                                      Shares Beneficially Owned
    Name and Address                                  -------------------------
of Beneficial Owner (1)                                 Number          Percent
-----------------------                               ---------------   -------
Buxtehude Holding B.V. ("Buxtehude")                    616,981  (2)      11.1%
Getov Holding B.V. ("Getov")                            418,092  (3)       7.5%
Greenfield Capital Partners B.V. ("Greenfield")         376,973  (4)       6.8%
T. Rowe Price Associates, Inc.                          320,000  (5)       5.8%
Noro-Moseley Partners II, L.P.                          309,246  (6)       5.6%
NethCorp Investments VI B.V. ("NethCorp")               300,155  (7)       5.4%
John C. Wooley                                        1,053,645  (8)      18.8%
Jeffrey J. Wooley                                       435,582  (9)       7.8%
Bishop J. Allen                                          20,813  (10)       *
Charles E. Harvey, Jr.                                   10,300  (11)       *
Raymond A. Rodriguez                                     34,208             *
Floor Mouthaan                                          376,973  (12)      6.8%
John M. Rosillo                                       1,035,073  (13)     18.7%
John L. Hill, Jr.                                         6,667  (14)       *
Azie Taylor Morton                                        6,667  (14)       *

All executive officers and directors
   as a group (ten persons)                           2,618,523  (15)     46.2%

* Less than 1%

(1) Unless otherwise indicated, the address for all officers and directors of the Company is 200 West Fourth Street, Austin, Texas 78701.
(2) Includes 104,162 shares purchasable within 60 days after April 24, 1997 pursuant to an option granted, as described in footnote 8. The business address for Buxtehude is Leidseplein, 29, 1017 PS, Amsterdam, The Netherlands.
(3) The business address for Getov is Leidseplein, 29, 1017 PS, Amsterdam, The Netherlands.

(4) Includes 56,818 shares purchasable by Greenfield within 60 days after April 24, 1997 pursuant to options granted, as described in footnote 8, 300,155 shares held by NethCorp, for which Greenfield is the managing general partner, and 20,000 shares held by CapCorp Investments N.V., an affiliate of Greenfield ("CapCorp"). The business address for Greenfield is Janskerkhof--12 3512, B.L. Utrecht, The Netherlands.
(5) All of the shares reflected are held for the benefit of T. Rowe Price New Horizons Fund, Inc., for which T. Rowe Price Associates, Inc. serves as investment adviser. T. Rowe Price Associates, Inc. disclaims beneficial ownership of such shares. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(6) Includes 34,091 shares purchasable within 60 days after April 24, 1997 pursuant to options granted, as described in footnote 8. The business address for Noro-Moseley Partners II, L.P. is 4200 Northside Parkway, N.W., Atlanta, Georgia 30327.
(7) The business address for NethCorp is Janskerkhof--12 3512, B.L. Utrecht, The Netherlands.
(8) Includes 46,875 shares purchasable from the Company within 60 days after April 24, 1997 pursuant to options granted by the Company. Also includes 203,519 shares held by a trust (the "Wooley Trust") for the benefit of John Wooley and Jeffrey Wooley, for which John Wooley is a trustee. The following persons hold currently exercisable options to purchase shares held by John Wooley, Jeffrey Wooley and the Wooley Trust: Buxtehude-- 104,162; Bishop J. Allen--7,813; Noro-Moseley Partners II, L.P.--34,091; Greenfield--56,818. Buxtehude exercised its option in March 1997, but record ownership of the shares had not been transferred as of the record date.
(9) Includes 31,250 shares purchasable from the Company within 60 days after April 24, 1997 pursuant to options granted. Also includes 203,519 shares held by the Wooley Trust, for which Jeffrey Wooley is a trustee.
(10) Includes 7,813 shares purchasable within 60 days after April 24, 1997 pursuant to options granted, as described in footnote 8, and 12,500 shares purchasable from the Company within 60 days after April 24, 1997 pursuant to options granted.
(11) Includes 10,000 shares purchasable from the Company within 60 days after April 24, 1997 pursuant to options granted.
(12) Includes 56,818 shares that are purchasable by Greenfield within 60 days after April 24, 1997 pursuant to options granted, as described in footnote 8, 300,155 shares held by NethCorp, and 20,000 shares held by CapCorp. Mr. Mouthaan is the managing director of Greenfield, which is the managing general partner of NethCorp and an affiliate of CapCorp. Mr. Mouthaan disclaims beneficial ownership of all such shares. The business address for Mr. Mouthaan is Janskerkhof--12 3512, B.L. Utrecht, The Netherlands.
(13) Includes 512,819 shares held directly by Buxtehude and 104,162 shares purchasable by Buxtehude within 60 days after April 24, 1997 pursuant to an option granted, as described in footnote 8. Also includes 418,092 shares held directly by Getov. Mr. Rosillo controls both Buxtehude and Getov.
     Mr. Rosillo disclaims beneficial ownership of all such shares. The business address for Mr. Rosillo is Leidseplein, 29, 1017 PS, Amsterdam, The Netherlands.
(14) Includes 6,667 shares purchasable from the Company within 60 days after April 24, 1997 pursuant to options granted.

(15) Shares deemed to be beneficially owned by more than one officer or director have only been counted once in determining total shares beneficially owned by the officers and directors as a group. Includes 124,866 shares purchasable from the Company within 60 days after April 24, 1997 pursuant to options granted.

     All of the shares beneficially owned by John C. Wooley and Jeffrey J. Wooley, other than shares purchasable from the Company upon the exercise of stock options, are pledged to secure personal indebtedness or are subject to outstanding options granted to various third parties. In addition, Buxtehude has pledged a significant amount of its shares to secure loans from third parties. A change in control of the Company may result if a significant number of these shares, whether pledged or subject to options in favor of third parties, are transferred, whether upon foreclosure resulting from the inability of the shareholders to repay the debts secured by these pledges or upon the exercise of the underlying options.

                                  (PROPOSAL 1)

                              ELECTION OF DIRECTORS

     The bylaws of the Company provide for a Board of Directors consisting of nine members, divided into three groups of three directors each, serving three-year staggered terms. There are currently seven directors serving on the Company's Board of Directors, with the terms of three directors expiring at the 1997 Shareholders Meeting. Of the four remaining positions, the terms of office of three will expire in 1998 and the terms of office of the other one will expire in 1999.

     It is the intention of the persons named in the enclosed proxy to vote such proxy in the manner directed, but if no direction is indicated, the shares represented by such proxies will be voted for the election of John L. Hill, Jr., John M. Rosillo and Floor Mouthaan to terms of office expiring in 2000. The nominee for each director position receiving a plurality of the votes cast in person or by proxy at the meeting shall be elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management of the Company has no reason to believe that any such person will be unavailable for election.

DIRECTORS AND EXECUTIVE OFFICERS

     Officers are elected by and serve at the discretion of the Board of Directors. The directors of the Company are divided into three classes, designated as Class A, Class B and Class C. Raymond A. Rodriguez is currently the only Class A director and will stand for election at the 1999 annual shareholders meeting. John M. Rosillo, Floor Mouthaan and John L. Hill, Jr. are currently Class B directors and are standing for election at this annual shareholders meeting. John C. Wooley, Jeffrey J. Wooley and Azie Taylor Morton are currently Class C directors and will stand for election at the 1998 annual shareholders meeting. There are currently two vacant positions on the Board of Directors in the group of Class A directors. It is not contemplated that these vacancies will be filled in the immediate future.

     The current directors and executive officers of the Company are:

                                                    PRESENT TERM     YEAR FIRST
NAME; POSITION WITH THE COMPANY                AGE     EXPIRES         ELECTED
-------------------------------                ---     -------       ----------
John C. Wooley(1)
Chairman of the Board and President             48      1998            1981
Charles E. Harvey, Jr.
Executive Vice President, Chief
Financial Officer                               40       N/A             N/A
Darrell W. Kolinek
Senior Vice President, Franchise Services       45       N/A             N/A
Jeffrey J. Wooley(1)
Senior Vice President, Secretary,
General Counsel and Director                    51      1998            1981
Floor Mouthaan(2)
Director                                        50      1997            1994
John M. Rosillo(3)
Director                                        43      1997            1994
Raymond A. Rodriguez(2)(3)
Director                                        39      1999            1994
John L. Hill, Jr.(2)
Director                                        73      1997            1996
Azie Taylor Morton(3)
Director                                        61      1998            1996

-------------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee

     JOHN C. WOOLEY has served as Chairman of the Board and President of the Company since 1981. From 1974 to 1981 he participated in various real estate development and investment activities. Mr. Wooley earned a BBA in accounting in 1970 and a JD in 1974, both from the University of Texas at Austin.

     CHARLES E. HARVEY, JR. joined the Company in October 1995 as Vice President, Finance and in December 1995 was appointed Executive Vice President, Chief Financial Officer. From January 1989 until August 1995, he fulfilled a variety of positions for PepsiCo, Inc. in the Kentucky Fried Chicken and Pizza Hut divisions including, most recently, Chief Financial Officer of Pizza Hut in Mexico. Mr. Harvey received a BBA from Lamar University in 1979.

     DARRELL W. KOLINEK joined the Company in May 1980 as operations supervisor. He was a franchise consultant from December 1987 to December 1990 when he became Director of Franchise Services. Mr. Kolinek was appointed Vice President of Franchise Services in January

1995 and was promoted to Senior Vice President of Franchise Services in July 1995. Mr. Kolinek attended Southwest Texas State University.

     JEFFREY J. WOOLEY has served as Vice President and Secretary of the Company since 1981. Mr. Wooley also serves as General Counsel of the Company. Prior to 1981, Mr. Wooley was engaged in the private practice of law in Colorado and Texas. Mr. Wooley received a BA degree from Rice University in 1968 and a JD from The University of Texas at Austin in 1972. Jeffrey J. Wooley and John C. Wooley are brothers.

     JOHN L. HILL, JR. has been a name partner in the Houston-based law firm of Liddell, Sapp, Zivley, Hill & LaBoon L.L.P. since 1988. Mr. Hill has served as the Secretary of State of the State of Texas, Attorney General of Texas and Chief Justice of the Supreme Court of Texas.

     AZIE TAYLOR MORTON has been the president of Exeter Capital Asset Management Company, an Austin-based money management firm, since January 1993. From 1989 to December 1992, Ms. Morton was the Director of Resource Coordination for Reading is Fundamental, a non-profit organization based in Washington, D.C. that makes reading materials available for children. Ms. Morton has served as Treasurer of the United States and Commissioner of the Virginia Department of Labor and Industry.

     FLOOR MOUTHAAN has been the managing partner of Greenfield, the managing general partner of NethCorp, since April 1995. Mr. Mouthaan was the chief executive officer of Noro (Nederland) B.V., an international venture capital fund located in Zeist, The Netherlands, from July 1988 to March 1995.

     JOHN M. ROSILLO has been the President of Grupo Rosillo, a family-owned enterprise based in The Netherlands that is engaged in various activities, including insurance, real estate, portfolio investments and venture capital funding, for more than five years. Grupo Rosillo includes Getov and Buxtehude, each a shareholder of the Company.

     RAYMOND A. RODRIGUEZ has been President of RAR Service Group, Inc., a financial services firm located in Glenview, Illinois, since June 1985. Mr. Rodriguez is an officer and principal shareholder of Barmar Enterprises, Inc., an area developer for the Company in the Chicago, Illinois area since June, 1992, and has owned a Schlotzsky's Deli restaurant in Chicago, Illinois since February 1993 and another in Glenview, Illinois since June 1995.

BOARD COMMITTEES

     The Board of Directors has standing Executive, Audit and Compensation Committees.

     The Audit Committee annually recommends to the Board of Directors the appointment of independent certified accountants as auditors for the Company, reviews the scope and fees of the annual audit and any special audit and reviews the results with the auditors, reviews accounting practices and policies of the Company with the auditors, reviews the adequacy of the accounting and financial controls of the Company and submits recommendations to the Board of Directors regarding oversight and compliance with accounting principles and legal requirements. The Audit Committee is composed of Floor Mouthaan, Raymond A. Rodriguez, and John L. Hill, Jr.

     The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation of executive officers and the overall compensation policies of the Company and administers the Company's 1993 Stock Option Plan. The Compensation Committee is composed of John M. Rosillo, Raymond
A. Rodriguez, and Azie Taylor Morton.

     The Executive Committee has authority to take any action which can be taken by the entire Board of Directors, except actions reserved to other committees or which may be taken only by the full Board of Directors under law or pursuant to the Company's bylaws. The Executive Committee is composed of John C. Wooley and Jeffrey J. Wooley.

     The Board of Directors held four meetings in person during the fiscal year ended December 31, 1996. The Executive Committee did not meet in 1996, but took action by unanimous consent three times. The Audit Committee met one time during the fiscal year ended December 31, 1996. The Compensation Committee met one time during the fiscal year ended December 31, 1996 and took action by unanimous consent three times. Each of the incumbent directors attended no fewer than 75% of the meetings of the Board of Directors, and the meetings of the committees on which such director served, held during 1996.

     In addition, the Board of Directors also formed a special committee to review certain related party transactions, composed of Floor Mouthaan and Raymond A. Rodriguez. This committee met one time during 1996.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1994, 1995 and 1996 to the Company's chief executive officer and each other executive officer as of the end of the fiscal year ended December 31, 1996 who received compensation in excess of $100,000 for such fiscal year (collectively, the "named executive officers").

                                                                       LONG-TERM
                                                                     COMPENSATION
                                         ANNUAL COMPENSATION            AWARDS
                                         -------------------          ----------
        NAME                                               OTHER      SECURITIES
         AND                                               ANNUAL        UNDER-      ALL OTHER
      PRINCIPAL                                            COMPEN-       LYING        COMPEN-
      POSITION                  YEAR     SALARY   BONUS   SATION(1)     OPTIONS(#)    SATION
      ---------                 ----   ---------  -----   ---------  --------------  ---------
John C. Wooley,                 1996   $130,000    $0     $     0             0          $0
  Chairman of the Board         1995    120,000     0           0        46,875           0
  and President                 1994    128,750     0      25,089             0           0

Bishop J. Allen,                1996    120,000     0           0             0           0
  Executive Vice President,     1995    120,000     0           0        31,250           0
  Concept Development           1994    120,000     0           0             0           0

Charles E. Harvey, Jr.,         1996    120,000     0           0             0           0
  Executive Vice President,
  Chief Financial Officer

Jeffrey J. Wooley,              1996    110,000     0           0             0           0
  Senior VP, Secretary          1995    100,000     0           0        31,250           0
  and General Counsel

-----------------
(1) Includes commissions earned in 1993 but paid in 1994.


INFORMATION REGARDING STOCK OPTIONS

     There were no stock options granted in 1996 to the executive officers included in the Summary Compensation Table.

     The Company has not granted any stock appreciation rights.

     Set forth in the following table is summary information regarding the number of all unexercised options as of the end of 1996 for each of the executive officers included in the Summary Compensation Table:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                             VALUE OF UNEXERCISED
                         NUMBER OF UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS AT
                             AT FISCAL YEAR-END(#)           FISCAL YEAR-END($)
NAME                       EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(1)
----                     -----------------------------   ----------------------------
John C. Wooley                     46,875/0                    $0.00/$0.00

Bishop C. Allen                  12,500/18,750            $25,000.00/$37,500.00

Charles E. Harvey, Jr.           10,000/20,000                 $0.00/$0.00

Jeffrey J. Wooley                  31,250/0                    $0.00/$0.00

-----------------
(1) The closing price per share of common stock on December 31, 1996 was $10.00.

     No executive officer of the Company exercised options in fiscal 1996.

LONG-TERM INCENTIVE PROGRAM

     The Company has no long-term incentive programs.

PENSION PLAN

     The Company has no defined benefit or actuarial plan.

COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of, or consultants to, the Company receive a retainer of $1,000 per month and $500 for each meeting of the Board of Directors or one of its committees attended. Directors' expenses for attending meetings currently are not reimbursed by the Company.

DIRECTORS STOCK OPTION PLAN

     Effective July 1995, the Company adopted a stock option plan (the "Directors Stock Option Plan") pursuant to which options to purchase 10,000 shares of Common Stock are automatically granted to each of up to three non-employee directors appointed or elected to the Board of Directors for the first time after the effective date of the Directors Stock Option Plan. The options are granted at fair market value based upon trading prices during a specified period prior to the date of grant. All options granted are nonqualified stock options under the Internal Revenue Code of 1986, as amended. In February 1996, John L. Hill, Jr. and Azie Taylor Morton received options to purchase Common Stock under the Directors Stock Option Plan for the exercise price of $10.2375 and $10.25, respectively. Each non-employee director elected to the Board of Directors for the first time will receive options to purchase Common Stock under the Directors Stock option Plan with an exercise price to be determined.

     Options granted under the Directors Stock Option Plan vest in three equal annual increments, with the first third vesting on the date of grant, and will expire ten years after the date of grant. The Directors Stock Option Plan is administered by the Board or a committee consisting of at least two directors who are not eligible to receive options under the Directors Stock Option Plan, but option grants and terms are nondiscretionary. The exercise price for these options may be paid in cash or by shares of Common Stock at their fair market value at the time of exercise.

EMPLOYMENT AGREEMENTS

     Effective December 21, 1995, the closing of the Company's initial public offering, the Company entered into employment agreements with John Wooley and Jeffrey Wooley. The employment agreements contain the following provisions:
(i) two-year terms, with the terms
extended for up to an additional two years if the personal guarantees of John Wooley and Jeffrey Wooley relating to certain obligations of the Company to various lenders are not released by the end of the initial two year term; (ii) annual base salaries increasing to $150,000 for John Wooley and $120,000 for Jeffrey Wooley by 1997, with annual upward adjustments thereafter; and (iii) the grant of stock options for 46,875 shares to John Wooley and 31,250 shares to Jeffrey Wooley, in each case at an exercise price of $12.80 per share. In addition, John Wooley and Jeffrey Wooley are bound by contractual confidentiality and noncompete provisions which extend 18 months beyond the termination of their employment with the Company for any reason.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers, and beneficial owners of 10% or more of the Company's Common Stock are required from time to time to file with the Securities and Exchange Commission (the "Commission") reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its fiscal year 1996 and thereafter, Forms 5 and amendments thereto furnished to the Company with respect to its fiscal year 1996, and any written representations received by the Company from a director, officer or beneficial owner of more than 10% of the Common Stock ("reporting persons") that no Form 5 is required, the Company believes that the following reporting persons did not file on a timely basis the following reports required by Section 16(a) of the Securities Exchange Act of 1934 during the Company's fiscal year 1996. Raymond
A. Rodriguez, a director of the Company, did not file in a timely manner a Form 4 with respect to purchases of 2,000 shares of Common Stock in March 1996, or the Form 5 for the Company's fiscal year 1996 with respect to the same transaction. In addition, Darrell W. Kolinek, Senior Vice President, Franchise Services, did not file in a timely manner a Form 5 with respect to the Company's fiscal year 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     John C. Wooley and Jeffrey J. Wooley, each an executive officer of the Company, served as directors of Austin CBD 29, Inc., Austin CBD 19, Inc. and Austin CBD, Inc. These entities were owned or controlled by the family of John Rosillo, a member of the Compensation Committee, until January 1996, when the assets of each entity were acquired by entities owned by John Wooley and Jeffrey Wooley. Except as set forth above, no executive officer of the Company serves as a member of the compensation committee or as a director of any other entity, an executive officer of which serves on the Compensation Committee or is a director of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

     Although the Compensation Committee of the Board of the Directors (the "Committee") was formed in January 1995, prior to the Company's initial public offering decisions concerning compensation were made by the entire board with the interested parties abstaining. Beginning with fiscal year 1996, the Committee, which is made up of three outside directors, has been responsible for reviewing salaries and benefits of the executive officers of the Company, outlining their job descriptions, establishing guidelines for performance and making recommendations to the full Board of Directors regarding compensation for the executive officers.

     Historically, compensation for executive officers has been based upon the following criteria: level of responsibility at the Company; individual performance and commitment to the Company; level of experience; the amount of compensation paid to executive officers of comparable companies; the amount of time and effort required by that position (both generally and for the fiscal year); contributions (or the lack thereof) to the profitability of the Company; assessment of risks associated with losing the benefit of their services; and, number of years of service with the Company. The Committee expects that these will continue to be the principal criteria for making their evaluation of executive officer compensation.

     In 1995, in conjunction with the initial public offering, the Board (with John Wooley and Jeffrey Wooley abstaining), determined to enter into an employment agreement with John Wooley. (See "--Employment Agreements"). Accordingly, subject to discretionary bonuses, compensation for John Wooley is fixed through December 1997.

     The Compensation Committee may seek advice from time to time from an independent compensation consultant with respect to executive officer compensation. This advice may include an analysis of executive salaries in comparable businesses. The following compares John Wooley's compensation for the last two fiscal years with the Company's performance for the same periods.

                        JOHN WOOLEY'S ANNUAL            COMPANY'S RESULTS
YEAR                     COMPENSATION SALARY              OF OPERATIONS
----                    --------------------            -----------------
1995                         $120,000                      $1,633,000

1996                         $130,000                      $3,195,000


     The Compensation Committee intends to continue to evaluate the performance of the Company in light of management's efforts and to recommend to the Board of Directors appropriate adjustments in compensation as the situation warrants.

                              Submitted by Compensation Committee:

                              John M. Rosillo, Chairman
                              Raymond A. Rodriguez
                              Azie Taylor Morton

FIVE-YEAR CUMULATIVE TOTAL RETURN CHART

     The graph below compares total shareholder returns for the Company over the entire period of time that the Company has been public to the end of fiscal 1996 to the Standard & Poor's Restaurants Index and the NASDAQ Market Index. Each of the three measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.



            SCHLOTZSKY'S INC.     NASDAQ STOCK MARKET-US     S & P RESTAURANTS

12/15/95           100                     100                      100
12/95               93                      99                      101
12/96               91                     122                      100

*$100 INVESTED ON 12/15/95 (the date of the Company's initial public offering)
 IN STOCK OR ON 11/30/95 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     In June 1992, Barmar Enterprises, Inc. ("Barmar"), a corporation controlled by Raymond Rodriguez, a director of the Company, became an area developer in territories in the Chicago area, and in March 1993, Fairfax Restaurant Group, Inc. ("Fairfax"), of which Mr. Rodriguez is a principal shareholder, was granted a franchise pursuant to the Barmar area development agreement. In June 1995, Mr. Rodriguez and two other individuals were jointly granted a franchise for an additional unit, also in the Chicago area. During fiscal 1996, the Company paid Barmar approximately $111,000 as its share of franchise fees and royalties under its area development agreement with the Company. Each franchisee with an operating store in which Mr. Rodriguez holds an interest paid the Company approximately $24,000 in royalties. The Company believes that the terms of the area development agreement with Barmar and the franchise agreements with these franchisees are as favorable to the Company as those with other area developers or franchisees.

     In December 1995, the Company entered into a master license agreement with Buxtehude, a principal shareholder of the Company, of which John M. Rosillo, a director of the Company, is managing director. Pursuant to the terms of the agreement, Buxtehude paid the Company $150,000 in cash and $350,000 by promissory note. The Company recorded developer revenue totaling $500,000 in fiscal 1996 from Buxtehude under this master license agreement. This transaction was approved by the disinterested members of the Board of Directors of the Company.

     Effective January 1, 1996, most of the assets and liabilities of Austin CBD 29, Inc. ("CBD 29") were transferred to and assumed by Third & Colorado 29, L.L.C. ("T&C 29"), a limited liability company owned by John Wooley and Jeffrey Wooley. CBD 29 is controlled by Buxtehude, a shareholder of the Company, of which John M. Rosillo, a director of the Company, is the managing director. In connection with that transfer T&C 29 assumed a lease with the Company, under which the Company leased approximately 4,500 square feet of office space in Austin, Texas for expansion of the Company's headquarters, for annual net rental at a rate of $10.00 per square foot and a term of ten years. Effective January 15, 1996, the Company was released from its obligations under this lease and T&C 29 granted the Company an option to lease the space for 60 days thereafter. The Company did not exercise the option. The transfer from CBD 29 to T&C 29 was ratified by the disinterested members of the Board of Directors in January 1996.

     In March 1995, EuroAmerican Development, B.V. became the master licensee of the Company for Belgium, The Netherlands and Luxembourg. In July 1996, NethCorp, a shareholder of the Company, assumed control of EuroAmerican Development under terms not disclosed to the Company. Greenfield is the managing general partner of NethCorp, and Floor Mouthaan, a director of the Company, is the managing director of Greenfield. The Company was not involved in the negotiations between EuroAmerican Development and NethCorp. The Company recorded no developer revenue in fiscal 1996 from NethCorp under this master license agreement. The master licensee arrangement with EuroAmerican Development, B.V. was approved by the disinterested members of the Board of Directors of the Company.

     Effective March 21, 1997, the Company and Third & Colorado 19, L.L.C. ("T&C 19"), a limited liability company owned by John Wooley and Jeffrey Wooley, executed a Lease Agreement, under which the Company will lease from T&C 19 approximately 29,410 square feet of office space, and 11,948 square feet of storage space, in Austin, Texas for the Company's headquarters. Under the terms of the lease, the Company will pay annual net rental at a rate of $12.95 per square foot for the office space and up to $2.50 per square foot for the storage space, for a term of ten years after completion of the build-out of the leased space. This transaction was approved by the disinterested members of the Board of Directors of the Company.

INDEBTEDNESS OF MANAGEMENT

     In January 1993, John Wooley and Jeffrey Wooley, each executive officers of the Company, signed promissory notes to the Company for $320,000 and $77,000, respectively, to evidence obligations owed to predecessor entities. These notes have been restructured several times, most recently in January 1996. The restructured notes have a five year term from January 1996, with quarterly payments of interest and principal and an interest rate of 7.5%. The largest aggregate amount of such indebtedness since January 1, 1996 was $104,000 for John Wooley and $160,000 for Jeffrey Wooley. As of March 31, 1997, the outstanding balances, including accrued interest, were approximately $104,000 for John Wooley and $160,000 for Jeffrey Wooley. The restructured terms of these notes were ratified by the Board of Directors in January 1996.

     On December 31, 1993, the Company sold a tract of land in Austin, Texas to WTM Development, Inc. ("WTM"), of which John Wooley and Jeffrey Wooley are principal shareholders, for a promissory note in the amount of $350,000 secured by the property, bearing interest at the rate of 9% per annum and maturing on December 31, 1995. In 1994 and 1995, the Company made unsecured loans aggregating $161,000 to WTM to allow WTM to meet obligations related to the development of the property. These loans bore interest at the rate of 9% per annum and were payable on demand. Effective December 13, 1995, the amounts owed to the Company by WTM were restructured to provide for payments of interest only until maturity in five years, for a reduced rate of interest of 8% per annum, and for a commitment to make additional advances of up to $35,000. The largest aggregate amount of such indebtedness since January 1, 1996, and the principal balance of this obligation, including accrued interest, as of March 31, 1997, was $455,000.

     In connection with the transfer and assumption of the assets and liabilities of CBD 29 discussed above, T&C 29 assumed the repayment of a promissory note payable to the Company, issued to the Company in connection with the sale by the Company of a parking lot near the Company's headquarters to CBD
29. The note was secured by the property, bore interest at the rate of 9% per annum and had a scheduled maturity of December 31, 1995. When the note was assumed by T&C 29, pursuant to the arrangement with John Wooley and Jeffrey Wooley discussed above, the note was extended for one year and increased by $25,000. The largest aggregate amount of such indebtedness since January 1, 1996 was $129,000. The principal balance of this obligation, including accrued interest, as of March 31, 1997, was $129,000.

     As discussed above, in connection with the master license agreement with Buxtehude, a principal shareholder of the Company of which John M. Rosillo, a director of the Company, is managing director, the Company received a $350,000 promissory note. The note bears interest at 9% and is repayable in three installments of $75,000 on December 31, 1996, $100,000 on December 31, 1997 and $175,000 on December 31, 1998. The largest aggregate amount of such indebtedness since January 1, 1996 was $350,000. As of March 31, 1997, the principal balance of this obligations, including accrued interest, was $275,000.

APPROVAL OF DISINTERESTED DIRECTORS

     The foregoing transactions were entered into between related parties and, except as otherwise noted, were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to the Company than might have been obtained from unaffiliated third parties. During fiscal 1996, the Company did not, and in the future will not, enter into any transactions in which the directors, executive officers or principal shareholders of the Company and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of the Board of Directors and are on terms that are no less favorable to the Company than those that the Company could obtain from unaffiliated third parties.


                                  (PROPOSAL 2)

                     APPROVAL OF THIRD AMENDED AND RESTATED
                             1993 STOCK OPTION PLAN

     In December 1993, the Board of Directors and the shareholders of the Company adopted the 1993 Stock Option Plan, which has been amended by action of the Board of Director, the shareholders or the Compensation Committee, as the case may be, several times since adoption. The 1993 Stock Option Plan, as amended (the "1993 Plan"), presently states that up to a maximum of 650,000 shares of Common Stock are available for awards of options to employees and directors of, and consultants to, the Company. As of April 24, 1997, options to purchase 626,196 shares of Common Stock had been granted pursuant to the 1993 Plan, of which options to purchase 38,674 shares had been exercised, leaving 23,804 shares available for future grants under the 1993 Plan.

PROPOSED AMENDMENTS

     To continue the effectiveness of the 1993 Plan, the Compensation Committee has, subject to shareholder approval, amended and restated the 1993 Plan to, among other things, increase by 150,000 the number of shares of Common Stock reserved for issuance under the 1993 Plan, thus increasing the aggregate amount of Common Stock for which options have been or may be granted pursuant to the 1993 Plan to 800,000 shares (subject to adjustment to prevent dilution). If approved by the shareholders, the increase will permit the Company to continue to grant options under the 1993 Plan, which the Compensation Committee believes is necessary in order to attract, motivate and retain outstanding employees, directors and consultants.

     In addition, the Compensation Committee has made various amendments to the 1993 Plan that will enable the Company to deduct compensation paid to certain employees to the extent their compensation exceeds $1 million if, and only if, the shareholders approve the Amended Plan. These amendments were made in response to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code generally provides that a publicly held corporation's deduction for compensation paid to its chief executive officer or one of its next four highest compensated officers (these five individuals are defined in Section 162(m) of the Code as "covered employees") is limited to $1 million per year, subject to certain exceptions. One of these exceptions is for "performance-based" compensation, which includes compensation under stock option plans if certain requirements are met. In order for the 1993 Plan to qualify under the "performance-based" compensation exception to the deductibility limits of Section 162(m) of the Code in the future, the shareholders must approve the Amended Plan.

     If shareholder approval is not obtained, (i) there will be no increase in the number of shares of Common Stock subject to issuance under the existing 1993 Plan and any options granted subject to such approval will be cancelled, (ii) the chief executive officer of the Company and any individual who is among the four highest compensated officers of the Company (other than the chief executive officer of the Company) will not be granted any options under the 1993 Plan on or after the date of this Shareholder's Meeting, and (iii) anyone who has been granted an option under the 1993 Plan on or after the date of this Shareholders' Meeting, and who, at the time of the proposed exercise of the option, is the chief executive officer of the Company or one of the four highest compensated officers of the Company (other than the chief executive officer of the Company) will not be allowed to exercise such option.

     While shareholder approval is being sought for the Amended Plan, certain amendments were made to the existing 1993 Plan in October 1996 by the Compensation Committee. Most of these amendments were made in response to the recent revisions made by the Securities and Exchange Commission (the "SEC") to Rule 16 under the Exchange Act, which revisions were designed to facilitate the operation of employee benefit plans and broaden exemptions from the short-swing profit recovery provisions of Section 16 of the Exchange Act. These amendments include (i) replacing the definition of "Disinterested Director" with "Non-Employee Director", (ii) permitting the grant of options to Non-Employee Directors in addition to the formula grants provided in the Directors Stock Option Plan, (iii) deleting the provision that prohibited officers and directors from transferring shares of Common Stock obtained upon exercise of a stock option for a period of six (6) months from the date the option was granted and
(v) enabling the Administrator (as defined below) to amend the 1993 Plan without shareholder approval unless the consent of shareholders would be required under any applicable law, rule or regulation or unless shareholder approval would be required in order to comply with Section 162(m) of the Code (or any successor provision). Previously, the 1993 Plan could not be amended without shareholder approval if the amendment would materially (a) increase the benefits accruing to participants under the 1993 Plan, (b) increase the number of securities that may be issued under the 1993 Plan, or (c) modify the requirements as to eligibility for participation in the 1993 Plan.

     The following is a summary of certain major provisions of the Amended Plan.

     GENERAL. Under the Amended Plan, options covering shares of Common Stock are granted to employees and directors of, and consultants to, the Company. The options are intended to qualify either as incentive stock options ("ISO's") pursuant to Section 422 of the Code, or will constitute nonqualified stock options ("NQSOs"). Options may be granted at any time prior to December 23, 2003. Provided the shareholders approve the Amended Plan, a maximum of 800,000 shares of Common Stock (subject to adjustment to prevent dilution) will be available for issuance under the Amended Plan. As of April 24, 1997, options to purchase 626,196 shares of Common Stock had been granted pursuant to the 1993 Plan and had not expired, and 38,674 shares had been issued upon exercise of options granted pursuant to the 1993 Plan.

     ADMINISTRATION. The Option Plan may be administered by the Board of Directors, or the Board of Directors may delegate its authority to a committee, which must consist solely of non-employee directors (either, the "Administrator"). The Board of Directors has currently delegated its authority to the Compensation Committee, which is currently comprised of three non-employee directors. The Amended Plan provides that the Administrator has full and final authority to select the employees, directors and consultants to whom awards are granted, the number of shares of Common Stock with respect to each option awarded, the exercise price or prices of each option, the vesting and exercise periods of each option, whether an option may be exercised as to less than all of the Common Stock subject to the option, and such other terms and conditions of each option, if any, that are not inconsistent with the provisions of the Amended Plan. In general, the Administrator is authorized to construe, interpret and administer the Amended Plan and the provisions of the options granted thereunder, prescribe and amend rules for the operation of the Amended Plan and make all other determinations necessary or advisable for its implementation and administration.

     ELIGIBILITY. Eligibility to participate in the Amended Plan is limited to employees and directors of, and consultants to, the Company and its subsidiaries as determined by the Administrator. Because of the discretion possessed by the Administrator with respect to employees, directors and consultants, there is no practical way to indicate the number of persons who may be selected to participate in the Amended Plan, the number of options that may be granted to them or the number of shares of Common Stock subject to each option. Notwithstanding the foregoing, the number of shares of Common Stock that can be granted to any individual executive officer of the Company in any fiscal year is 250,000 shares.

     TERMS OF OPTIONS AND LIMITATIONS ON RIGHT TO EXERCISE. Under the Amended Plan, the exercise price of options will not be less than 50% of the fair market value of the Common Stock on the date of grant; provided that, as to options granted to executive officers and all ISOs, the exercise price will not be less than fair market value of the Common Stock on the date of grant (and not less than 110% of the fair market value in the case of an incentive stock option granted to an optionee owning 10% of the Common Stock of the Company). Options granted to employees, directors or consultants shall not be exercisable after the expiration of ten years from the date of grant (or five years in the case of incentive stock options granted to an optionee owning 10% of the Common Stock of the Company) or such earlier date determined by the Administrator.

     The Amended Plan permits the exercise of options by payment of the exercise price in cash or, at the discretion of the Administrator, by delivery of shares of Common Stock having a fair market value as of the date of exercise equal to the exercise price, any other valid consideration under applicable law, or a combination of each, in an amount equal to the aggregate exercise price for the shares subject to the option or portion thereof being exercised.

     No option is assignable or transferable by an optionee except by will, by the laws of descent and distribution or, if the option is not an ISO, pursuant to a qualified domestic relations order. Neither the optionee nor the optionee's legal representatives, legatees, transferees or distributees will be deemed to be a holder of any shares of Common Stock subject to an option until the option has been validly exercised and the purchase price of the shares paid. An option may not be exercised except (i) by the optionee, (ii) by a person who has obtained the optionee's rights under the option by will or under the laws of descent and distribution, (iii) by a permitted transfer as contemplated by the Amended Plan or (iv) by a spouse incident to a divorce.

     TERMINATION OF EMPLOYMENT. Except as the Administrator may otherwise determine, in the event the holder of an option ceases to be an employee or director of, or consultant to, the Company or any of its subsidiaries for any reason, no further installments of the option will become exercisable and the option will terminate three months after the date of termination, or immediately in the event of a termination for cause. In the event of death or disability of an optionee while in the employ or while serving as a director of or consultant to the Company or any of its subsidiaries, such option will be exercisable to the extent exercisable on the date of death or disability within two years, in the case of death, or one year, in the case of disability, after the date of death or disability, but in no case later than the expiration date of such option.

     DILUTION OR OTHER ADJUSTMENTS. Under certain circumstances, the Administrator will make adjustments with respect to the options, or any provisions of the Amended Plan, as it deems appropriate to prevent dilution or enlargement of option rights.

     AMENDMENT AND TERMINATION. The Administrator may amend, abandon, suspend, or terminate the Amended Plan or any portion thereof at any time, PROVIDED, HOWEVER, no amendment that requires shareholder approval in order for the Amended Plan to continue to comply with Section 162(m) of the Code or any other applicable law, rule or regulation (including, without limitation, the Code, the Exchange Act or any self-regulatory organization such as a national securities exchange) will be made unless such amendment has received the requisite approval of shareholders. In addition no amendment may be made that adversely affects any of the rights of an optionee under any option therefore granted, without such optionee's consent. The Amended Plan is scheduled to expire on December 23, 2003.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Under the Amended Plan, the Company may grant options which, for federal income tax purposes, (a) are treated as "incentive stock options" within the meaning of Section 422 of the Code, or (b) are treated as nonqualified options subject to Section 83 of the Code. The federal income tax consequences of each type of option are different for the participants and for the Company.

     INCENTIVE STOCK OPTIONS. For an option granted pursuant to the Amended Plan that qualifies as an incentive stock option, present law provides: (a) the participant will not realize taxable income upon either the receipt or the exercise of the option, provided, however, that in connection with the computation of the alternative minimum tax, the amount by which the fair market value of the Common Stock at the time of exercise exceeds the exercise price generally will constitute an adjustment item; (b) any gain or loss upon a disposition constituting a qualifying disposition of shares acquired pursuant to the exercise of the option will be treated as capital gain or loss (assuming that such shares are a capital asset in the hands of the participant); and (c) no deduction will be allowed at any time to the Company or any parent or subsidiary of the Company for federal income tax purposes in connection with the grant or exercise of the option or a disposition constituting a qualifying disposition of shares acquired pursuant to the exercise of the option. A disposition of shares acquired upon exercise of an incentive stock option will constitute a qualifying disposition if it does not occur within two years of the granting of the option or within one year after the transfer of substantially all of the incidents of ownership in the shares to the participant, and the participant is an employee of the Company (or defined affiliates) at all times from the grant of the option until three months prior to exercise. A disposition not satisfying such holding period requirements results in a "disqualifying disposition." If Common Stock acquired upon exercise of an incentive stock option is disposed of by the participant in a disqualifying disposition, the participant will be treated as receiving ordinary income equal to the difference between the fair market value of the transferred shares on the date of exercise and the exercise price of such shares, less any decline in value of the shares from the date of exercise to the date of sale. In the event the sales price received in a disqualifying disposition of such Common Stock exceeds the value of the Common Stock on the date of exercise, the disqualifying disposition also will result in capital gain to the extent of such excess (assuming that such Common Stock is a capital asset in the hands of the participant). The amount treated as ordinary income to the participant because of a disqualifying disposition will normally be allowed as a federal income tax deduction to the Company (or any parent or subsidiary of the Company) as compensation expense.

     For purposes of computing a participant's capital gain or loss on the sale of shares that were acquired under the Amended Plan pursuant to the exercise of an incentive stock option, the participant's basis in such shares generally will be equal to any amount paid by the participant to the Company for the shares plus the amount, if any, recognized as ordinary income to the participant with respect to the shares due to a disqualifying disposition. The participant's holding period for such shares generally should begin at the time of the participant's exercise of an option.

     The Company and any parent or subsidiary of the Company will not be liable to any participant or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any option granted pursuant to the Amended Plan does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.

     NONQUALIFIED OPTIONS. For an option granted pursuant to the Amended Plan that does not qualify as an incentive stock option, taxable income will be realized by the participant upon the grant of such a nonqualified option. A participant generally will recognize ordinary taxable income (compensation), subject to withholding, upon exercise of a nonqualified option in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the option price paid.

     For purposes of determining gain or loss upon a subsequent disposition of Common Stock acquired upon the exercise of a nonqualified option, the participant's basis in such shares will generally be equal to the purchase price paid to the Company for the Common Stock, increased by the amount, if any, includable in the participant's taxable income with respect to the Common Stock. The participant's holding period for determining whether gain or loss on such subsequent disposition is short-term or long-term begins on the date on which the participant's rights in the stock are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier.

     The foregoing is intended as a summary of the effect of certain federal income tax consequences associated with the Amended Plan and does not purport to be complete. It is recommended that participants consult their own tax advisors for counseling. The tax treatment under foreign, state or local law is not covered in this summary.

SHAREHOLDER APPROVAL

     The affirmative vote of holders of a majority of the shares of Common Stock having voting power, represented in person or by proxy, at the Annual Meeting is required to approve the Amended Plan. The Board of Directors believes the proposed Amended Plan is in the best interest of the Company and its shareholders and is important in order to help assure the ability of the Company to continue to recruit and retain highly qualified employees, directors and consultants.

     It is the intention of the persons named in the enclosed proxy to vote such proxy in the manner directed, but if no direction is indicated, the shares represented by such proxy will be voted for the approval of the Third Amended and Restated 1993 Stock Option Plan.


                                  (PROPOSAL 3)

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand, L.L.P., independent accountants, audited the accounts of the Company for the fiscal years ended December 31, 1994, 1995 and 1996. A representative of Coopers & Lybrand, L.L.P. is expected to attend the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. Neither Coopers & Lybrand, L.L.P. nor any of its associates has any relationship with the Company except in their capacity as auditor. The Board of Directors has retained Coopers & Lybrand, L.L.P. as the

Company's auditors for the fiscal year ending December 31, 1997. The Board is seeking ratification of their appointment as the auditors at this year's Annual Meeting.

     It is the intention of the persons named in the enclosed proxy to vote such proxy in the manner directed, but if no direction is indicated, the shares represented by such proxy will be voted for the ratification and approval of the selection of Coopers & Lybrand, L.L.P. as the Company's auditors for the fiscal year ending December 31, 1997.


                  SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     It is anticipated that the 1998 Annual Meeting of Shareholders of the Company will be held on May 29, 1998. Proposals of shareholders intended to be presented at the 1998 annual meeting must be received in writing by the Company at its principal executive offices for inclusion in the Company's proxy statement and form of proxy not later than January 30, 1998. The principal executive offices of the Company are located at 200 West Fourth Street, Austin, Texas 78701.


                       FINANCIAL STATEMENTS AND FORM 10-K

     The Consolidated Financial Statements of the Company and its subsidiaries, which include audited consolidated balance sheets as of December 31, 1996 and 1995 and audited consolidated statements of operations and cash flows for the years ended December 31, 1996, 1995 and 1994, are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission and as amended (the "Form 10-K"). The Company will furnish a copy of the Form 10-K without charge to each person who was a beneficial owner of its securities on April 24, 1997, the record date for the Company's Annual Meeting of Shareholders, and who wishes to receive a copy of the Form 10-K, upon the written request of any such person. Requests for copies of such reports should be directed to Charles E. Harvey, Jr., 200 West Fourth Street, Austin, Texas 78701.


                                  OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters to be acted upon at the meeting. However, if any other matter properly comes before the meeting, the persons voting the proxies will vote them in accordance with their best judgment.

April 30, 1997.

PROXY                                                      PROXY

                              SCHLOTZSKY'S, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John C. Wooley and Charles E. Harvey, Jr., or either of them, as Proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of Common Stock of Schlotzsky's, Inc. (the "Company") held of record by the undersigned on April 24, 1997, at the Annual Meeting of Shareholders to be held on May 30, 1997, and any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES AND FOR PROPOSAL 2 AND PROPOSAL 3.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                         USING THE ENCLOSED ENVELOPE.

                 (Continued, and to be signed on reverse side)

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY


                            FOR the nominees        WITHHOLD
1. ELECTION OF DIRECTOR       listed below      AUTHORITY to vote
                                  / /                 / /
(INSTRUCTION: To withhold
authority to vote for any
individual nominee strike a line
through the nominee's name in
the list below)

John M. Rosillo
Floor Mouthaan
John L. Hill, Jr.

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by President or other authorized officer. If partnership, please sign partnership name by authorized person.

2. Proposal to approve the Third       For   Against   Abstain
   Amended and Restated 1993           / /     / /       / /
   Stock Option Plan
3. Proposal to ratify and approve      For   Against   Abstain
   selection of Coopers &              / /     / /       / /
   Lybrand, L.L.P. as auditors
4. In their discretion, the Proxies    For   Against
   are authorized to vote upon         / /     / /
   such business as may properly
   come before the meeting
   or any adjournment thereof.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.

Dated                                                , 1997
     -----------------------------------------------

Signature
          -------------------------------------------------

Signature if held jointly
                          ---------------------------------